                                                                      EXHIBIT 11

               SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                    YEAR (52 WEEKS) ENDED DECEMBER 31, 2000

Net loss for the computation of per share earnings (loss)......... $(9,331,615)
Basic net loss per share of common stock.......................... $     (2.10)
                                                                   ===========
Diluted net loss per share of common stock........................ $     (2.10)
                                                                   ===========
Weighted average common stock issued and outstanding..............   4,454,015

   Options and warrants granted:

                           Number of
                          Exercisable             Exercise Price
       Date                 Shares                   Per Share
       ----               -----------             ---------------
Various                     477,092               $0.56 to $11.00                   --
     June 30, 1995          350,000               $          3.15                   --
     June 30, 1995           75,000               $          3.75                   --
September 19, 1995          173,333               $          3.50                   --
  February 1, 1996          150,000               $          3.50                   --
      May 13, 1996          210,000               $          6.00                   --
                                                                              ---------
                                                                              4,454,015
                                                                              =========

   * Diluted net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock. The common stock equivalents are excluded from both the basic and fully diluted calculation as they are anti-dilutive.